Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

 FGX International Holdings Limited:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of FGX International Holdings Limited (the “Company”) of our reports dated March 11, 2009, with respect to the consolidated balance sheets of the Company and subsidiaries as of January 3, 2009 and December 29, 2007, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and comprehensive income (loss) and cash flows for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006, the related financial statement schedule and the effectiveness of internal control over financial reporting as of January 3, 2009 which appear in the January 3, 2009, annual report on Form 10-K of FGX International Holdings Limited.  Our report refers to a change in accounting for uncertain tax positions in 2007.

Our report dated March 11, 2009, on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of January 3, 2009, the internal control over financial reporting of Dioptics Medical Products, Inc. (“DMP”), which was acquired on November 26, 2008.  Due to the short time between the acquisition and the end of the fiscal year, it was not possible for management to conduct an assessment of DMP’s internal controls.  At year-end, the DMP subsidiary had assets of $68.2 million (of which $50.6 million represents goodwill and intangible assets included within the scope of the assessment), constituting 25% of the Company’s total assets.  DMP generated total revenue of $2.1 million (or less than 1% of the Company’s total 2008 revenue) that was included in the Company’s consolidated financial statements as of and for the year ended January 3, 2009. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of DMP.

/s/ KPMG LLP

Providence, Rhode Island
March 11, 2009